CONTACT:       William L. Remley
               President & CEO
               CPT Holdings, Inc.
               (212) 391-1392

FOR IMMEDIATE RELEASE


    CPT AND MENTMORE SUE SWVA AND DIRECTORS OVER POISON PILL

NEW YORK, NEW YORK, May 14, 1997 - CPT Holdings, Inc. ("CPT"), the parent of J&L Structural, Inc. ("J&L"), and its affiliate, Mentmore Holdings Corporation, today announced that they have filed a lawsuit in the Court of Chancery of the State of Delaware against Steel of West Virginia (NASDAQ: SWVA) and its board of directors. In the complaint filed today, CPT and Mentmore are seeking to invalidate SWVA's stockholder rights plan, a so-called "poison pill."

William L. Remley, President and Chief Executive Officer of CPT, said, "After we submitted a formal written proposal to SWVA last February suggesting that we merge our two companies, SWVA announced on March 17 the adoption of a poison pill and disingenuously failed to disclose to stockholders, the press and the wider financial community that our proposal had prompted its adoption."

"When companies install poison pills, they typically explain their action by saying that such arrangements induce bidders to negotiate with the board of directors. That was precisely the outcome CPT was trying to achieve before the SWVA pill was put in place. Yet, even with the poison pill in place, the SWVA board of directors refuses to meet with us without imposing burdensome conditions on CPT," said Mr. Remley.

"The most disturbing aspect of SWVA's poison pill is its 'dead-hand' provision. The effect of the dead-hand provision is that the poison pill will remain in effect -- preventing stockholders from accepting a premium offer for the company -- even if stockholders remove the current board of directors and replace it with a new one that wishes to accept such an offer. This poison pill and its dead-hand provision in no way serves the interests of SWVA stockholders. It is an obstacle to the maximization of stockholder value and prevents stockholders from being able to choose to take advantage of a fair bid for SWVA," Mr. Remley concluded

Among other things, the CPT and Mentmore complaint says that, "[the directors] are the elected representatives of the stockholders. Steel's board of directors does not have the power to decree that for ten years future directors elected by stockholders will be barred from redeeming the poison pill or negotiating a sale of the Company. The defendants should not be permitted to turn the fundamental relationship between stockholders and directors on its head."
Mr. Remley also said that, "Our primary objective is to negotiate with SWVA's management and board of directors a fair price for the company. If there is more than $9.00 per share of value in the company, we are willing to pay for it."

J&L Structural, Inc., produces high quality, lightweight structural steel shapes (I-beams) for the manufactured housing, truck trailer component and highway safety systems industries and is a market leader in the Northeast, Southeast and Mid-Atlantic states. At its uniquely designed mill in Aliquippa, Pennsylvania, which includes a recently installed $10 million state-of-the-art walking beam reheat furnace, J&L has been an innovator in reducing the weight of its steel products without compromising their structural integrity. J&L Structural is a majority-owned subsidiary of CPT Holdings, Inc., a Mentmore Holdings Corporation affiliate.

Mentmore Holdings Corporation is a privately owned company which has completed acquisitions or significant equity investments in companies with total revenues in 1996 of more than $1 billion. Mentmore typically acquires companies involved in basic industrial businesses and manufacturing, such as steel production, metal fabrication, injection molded plastics, textiles, and machinery manufacturing for the packaging industry.

CPT and J&L are soliciting proxies in connection with SWVA's Annual Meeting of Stockholders (a) in favor of the adoption of a non-binding resolution requesting that SWVA's Board enter into good faith negotiations with qualified bidders for SWVA, including CPT, in an effort to negotiate the sale of SWVA and (b) against the Board's proposals to amend SWVA's Certificate of Incorporation.
The participants in this solicitation may include Mentmore, CPT and J&L. As of April 30, 1997, Mentmore and CPT are each record owners of 50 shares of SWVA common stock. The directors and executive officers of Mentmore and CPT may be deemed to beneficially own the shares of common stock owned by Mentmore and CPT. Other than as set forth herein, as of April 30, 1997, neither J&L, nor any of the directors and executive officers of Mentmore, CPT and J&L have any security holdings in SWVA.

Mentmore, CPT and J&L and their respective directors and executive officers, have an interest in the adoption by stockholders of the non-binding resolution and the disapproval by stockholders of the SWVA Board's proposals to amend the the SWVA Certificate of Incorporation, due to the fact that CPT and J&L have approached SWVA with a merger proposal and a vote by the stockholders in this manner may encourage SWVA's Board to entertain an offer from CPT and J&L. Except as disclosed above, to the knowledge of CPT and J&L, none of Mentmore, CPT and J&L and their respective directors and executive officers has any interest, direct or indirect, by security holdings or otherwise in SWVA.